                                     EMPLOYMENT

                                        AND

                               SOFTWARE DISTRIBUTION

                                     AGREEMENT

                                   BY AND BETWEEN

                                  A. BRUCE LELAND

                                        AND

                                SERENA INTERNATIONAL

                                  TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

I    DEFINITIONS

II   EMPLOYMENT

     1.0  AT-WILL EMPLOYMENT                                              1

     2.0  DUTIES                                                          2

     3.0  COMPENSATION AND BENEFITS                                       2

     4.0  RECEIPT OF DOCUMENTATION                                        2

     5.0  TRADE SECRETS, PROPRIETARY AND CONFIDENTIAL INFORMATION         2

     6.0  COMPENSATION AND BENEFITS UPON TERMINATION                      3

     7.0  ARBITRATION/GOVERNING LAW                                       3

     8.0  DAMAGE LIMITATION                                               3

     9.0  SUCCESSORS                                                      3

     10.0 RIGHT TO ADVICE OF COUNSEL                                      3

     11.0 MODIFICATION                                                    4

     12.0 MISCELLANEOUS                                                   4


III  RIGHTS TO LICENSE, COPY, DISTRIBUTE, DEVELOP AND SUPPORT PDSTOOLS

     1.0  DISTRIBUTION LICENSE                                            4

     2.0  SOURCE CODE LICENSE                                             4

     3.0  DUTIES AND OBLIGATIONS OF LELAND                                5

     4.0  DUTIES AND OBLIGATIONS OF SERENA                                5

     5.0  TERM                                                            7

     6.0  WARRANTY                                                        7

     7.0  MAINTENANCE                                                     8

     8.0  PROPRIETARY RIGHTS INDEMNIFICATION                              8

     9.0  LELAND'S PROPRIETARY RIGHTS                                     8

     10.0 TERMINATION                                                     9

     11.0 LIMITATIONS OF LIABILITY                                       11

     12.0 SOURCE CODE ESCROW                                             11

     13.0 GENERAL CONDITIONS                                             11

EXHIBITS

     A    Master License Agreement
     B    Non-Disclosure and Program Evaluation Agreement
     C    Maintenance and Enhancement Plan
     D    Software Service Level Objectives
     E    Escrow Agreement

                   EMPLOYMENT AND SOFTWARE DISTRIBUTION AGREEMENT

     This is an agreement ("Agreement") entered into on OCTOBER 28, 1993 by and between A.

Bruce Leland, an individual ("LELAND"), and SERENA International, a California corporation ("SERENA"), in which LELAND agrees to employment terms and conditions with SERENA as specified below, and in which LELAND licenses to SERENA the right to copy, license, distribute and support LELAND's computer program known as PDSTOOLS in accordance with the terms and conditions specified below.

     This Agreement is divided into three sections for ease of reading. The first section is DEFINITIONS. The second section is EMPLOYMENT. The third section is RIGHTS TO LICENSE, COPY, DISTRIBUTE, DEVELOP AND SUPPORT PDSTOOLS.

I.   DEFINITIONS

     PDSTOOLS includes, and this Agreement governs, the executable or object code for all computer programs and any related modifications, enhancements, documentation and information provided by LELAND for PDSTOOLS.

     PDSTOOLS is a software program designed to run on the IBM MVS/SP, MVS/XA, and MVS/ESA operating systems. The purpose of PDSTOOLS is to enhance the ability of systems and applications programmers to find and manipulate partitioned data sets (PDS), extended partitioned data sets (PDSE), sequential data sets, and virtual storage access method (VSAM) data sets, thereby improving the productivity of these systems and applications programmers.

II.  EMPLOYMENT

     LELAND has accepted the position of Software Architect ("Position") reporting directly to Douglas D. Troxel for the development, support and maintenance of PDSTOOLS, subject to the terms and conditions set forth in this Section. In consideration of the mutual agreements set forth below, LELAND and SERENA agree to the following terms and conditions.

     1.0  AT-WILL EMPLOYMENT

          Accepting the terms of this Section is a condition of employment for the Position. In accepting the terms of this Section, LELAND hereby acknowledges that LELAND's permanent, full-time employment is "at-will." LELAND further understands that either LELAND or SERENA can terminate this employment relationship at any time, without prior notice, for any reason. Neither LELAND nor SERENA has to give "cause" for termination. LELAND also recognizes that SERENA reserves the right, in its sole discretion, to make personnel changes for its own purposes, without limitation, and without incurring any liability.

     2.0  DUTIES

          LELAND agrees to devote all of LELAND's business time, skill, attention, and best efforts to SERENA's business to discharge and fulfill the responsibilities assigned to LELAND by SERENA during LELAND's employment under this Section. LELAND further agrees that LELAND will not render services to any other person or entity of any kind for compensation without the prior written consent of SERENA. In addition, LELAND shall not engage in any activity which conflicts or interferes with the performance of the duties and responsibilities of the position of Software Architect.

     3.0  COMPENSATION AND BENEFITS

          3.1 See Section III 4.4.2 for compensation. SERENA may make such deductions, withholdings, or payments from lump sums payable to LELAND pursuant to this Agreement which are required by law for taxes and similar charges. In the event of LELAND's death, SERENA will make all salary payments which are accrued and not yet paid as of the date of LELAND's death to LELAND's legal representative.

          3.2 LELAND is entitled to participate in or receive benefits under SERENA's employee benefit plans and policies in effect from time to time, subject to the generally applicable terms and conditions of the particular benefit plan. These benefit plans may include health care, life insurance, accidental death and disability, long-term disability, and/or savings plan provided by or through SERENA or made available by SERENA.

     4.0  RECEIPT OF DOCUMENTATION

          LELAND acknowledges that LELAND has received from SERENA a copy of the Summary of Benefits, as well as SERENA's Employee Benefit Summary, relating to health care, life insurance, accidental death and disability, and savings plan. LELAND understands that SERENA reserves the right and option, in its sole discretion, to change, interpret or modify these policies at any time.

     5.0  TRADE SECRETS, PROPRIETARY AND CONFIDENTIAL INFORMATION

          5.1 As an expressed condition of LELAND's employment with SERENA, LELAND agrees to execute confidentiality agreements as requested by SERENA, including but not limited to SERENA's Employee Proprietary Agreement as it is from time to time amended.

          5.2 LELAND further agrees that any trade secrets, proprietary and confidential information related to the products other than PDSTOOLS acquired by LELAND during the course of LELAND's employment is both confidential and essential to SERENA's business. LELAND agrees that LELAND will not utilize or reveal such information to others, either during the life of this Agreement or at any time thereafter, except where such use and disclosure is necessary for the performance of LELAND's duties and responsibilities in the position of Software Architect or authorized in writing by SERENA.

          5.3 LELAND further recognizes that SERENA's work force constitutes an important and vital aspect to its business. LELAND, therefore, agrees that for a period of 1 year following the termination of this Agreement for any reason whatsoever, LELAND shall not solicit any of SERENA's then current employees to terminate their employment with SERENA and to become employed by any firm, company, or other business enterprise with which LELAND may be connected.

     6.0  COMPENSATION AND BENEFITS UPON TERMINATION

          Upon termination of LELAND's employment, the following events will occur:

           (a) SERENA will pay to LELAND all royalties, vacation pay, and appropriate bonus, if any accrued through the date of LELAND's termination from SERENA and not yet paid.

           (b) LELAND will not be entitled to receive any other compensation or benefits provided by or on behalf of SERENA, other than vested benefits that are payable in accordance with the terms of any applicable benefit plan, and amounts provided in Section III 4.4 and Section III 10.0.

           (c) LELAND's rights to continue group health plan coverage will be determined in accordance with applicable federal law.

     7.0  ARBITRATION/GOVERNING LAW

          Any dispute, claim or controversy of any kind, arising under, in connection with, or relating to this Agreement or LELAND's employment, except as provided in Section II 5.0, shall be resolved exclusively by binding arbitration in San Francisco, California in accordance with the commercial rules of the American Arbitration Association then in effect. LELAND and SERENA agree to waive any objection to personal jurisdiction or venue in any forum located in San Francisco, California. Except as provided in Section II 5.0, no claim, lawsuit or action of any kind may be filed by either party of this Agreement. Arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

     8.0  DAMAGE LIMITATION

          Upon termination of LELAND's employment, LELAND shall not be entitled to recover any compensation, benefits or damages except as specifically described herein. This damage waiver provides that no damages (including without limitation, special, consequential, general, liquidated, or punitive damages) shall be required by or on behalf of SERENA.

     9.0  SUCCESSORS

          Subject to the provisions in Section III 13.10, SERENA will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of SERENA to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SERENA would be required to perform it if no such succession has taken place. Failure of SERENA to obtain such an assumption and agreement prior to the effectiveness of any such succession shall entitle LELAND to the benefits listed in Section III 4.4 and Section 10.0 of this Agreement, subject to the terms and conditions therein.

     10.0 RIGHT TO ADVICE OF COUNSEL

          LELAND has the right to consult with LELAND's lawyer so that LELAND is fully aware of LELAND's rights and obligations under this Section.

     11.0 MODIFICATION

          This Section may not be amended, modified, or changed or discharged in any respect except as agreed in writing and signed by LELAND and a designated officer of SERENA.

     12.0 MISCELLANEOUS

          The rights and obligations of SERENA under this Agreement shall inure to the benefit of and shall be binding under the present and future subsidiaries of SERENA, any and all successors and assigns of SERENA. No assignment of this Agreement by SERENA will relieve SERENA of its obligations hereunder. LELAND shall not assign any of LELAND's rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon LELAND's heirs, executors, administrators or other legal representatives and their legal assigns.

III. RIGHT TO LICENSE, COPY, DISTRIBUTE, DEVELOP AND SUPPORT PDSTOOLS

     1.0  DISTRIBUTION LICENSE

          1.1 LELAND grants to SERENA an exclusive, worldwide, nontransferable license to copy, market, and distribute PDSTOOLS in executable or object code form only, pursuant to the terms of a written license agreement, such as the sample attached in Exhibit "A."

          1.2 LELAND further grants to SERENA the right to distribute evaluation copies of PDSTOOLS pursuant to the terms of a Non-Disclosure and Program Evaluation Agreement, Exhibit "B."

          1.3 LELAND further grants to SERENA the right to permit others to market and distribute copies of PDSTOOLS pursuant to a written distribution agreement, but may not permit any third party to copy all or any part of PDSTOOLS without the expressed written permission of LELAND.

          1.4 Copies of PDSTOOLS may be distributed to users only if they have executed written license agreements with SERENA or SERENA's agents. A sample license agreement used by SERENA is attached as Exhibit "A." All of SERENA's agents must use a license agreement similar to this license agreement, clarifying to the user that user has no ownership rights to PDSTOOLS and has only the right to use PDSTOOLS in accordance with the license agreement.

     2.0  SOURCE CODE LICENSE

          LELAND grants to SERENA the rights to use the source code only for the express purpose of supporting SERENA's customers. No right or passage of ownership is granted or implied by LELAND to SERENA for this use by SERENA.

     3.0  DUTIES AND OBLIGATIONS OF LELAND

          3.1 LELAND agrees to include version, release and modification in the object code for each evaluation copy and permanent copy of PDSTOOLS.

          3.2 LELAND will use his best efforts to maintain and support PDSTOOLS in accordance with SERENA's Maintenance and Enhancement Plan and in accordance with SERENA's Software Service Level Objectives, attached as Exhibits "C" and "D."

          3.3 LELAND agrees to inform SERENA of any defect or error in PDSTOOLS within a reasonable time after its discovery by LELAND, and to perform the obligations set forth in subparagraph 3.2 above with respect to these defects or errors.

          3.4 LELAND agrees to work with SERENA to satisfy SERENA's requests, users' requests, and SERENA's agents' requests for custom modification, consulting, presentations, and training.

          3.5 LELAND will use his best efforts to both supply an avoidance procedure or correction in accordance with the Software Service Level Objectives, attached hereto as Exhibit "D."

          3.6 LELAND shall have the right to hire a subcontractor for purposes of performing services relating to the timely completion of project development pursuant to this Agreement. The selection, payment of costs, and terms and conditions of work for said subcontractor shall be made according to the mutual agreement of the parties.

     4.0  DUTIES AND OBLIGATIONS OF SERENA

          4.1 SERENA shall be responsible for payment of all costs related to the production, marketing and distribution of PDSTOOLS as may be deemed reasonably necessary. Such costs shall include, but not be limited to, expenses related to documentation, packaging, production, support and advertising.

          4.2 SERENA agrees to provide LELAND with the facilities, computers and other resources as may be deemed reasonably necessary by SERENA for LELAND to fulfill his obligations described in Section III 3.0.

          4.3 For the sole purpose of continuing SERENA's marketing rights of PDSTOOLS, SERENA must generate fees from new licenses, leases, rentals, upgrades and transfer fees in the amount of $300,000 per year and fees from maintenance and enhancements (M&E) must equal at least 80% of the M&E fees of the previous year.

          4.4  PAYMENTS AND REPORTS

               4.4.1 In consideration of the rights and licenses granted hereunder, and subject to the provisions of Sections III 4.4.2 and 4.4.3, SERENA agrees to pay LELAND a royalty equal to 23.1% of SERENA's cash receipts received from new licenses, leases, rentals, upgrades, transfer fees and M&E of PDSTOOLS in the United States (U.S.) and 28.1% of SERENA's cash receipts received from new licenses, leases, rentals, upgrades, transfer fees and M&E outside the United States (Non-U.S.).

                    These royalty rates are subject to Steven Smith or a person mutually agreeable to LELAND and SERENA working under LELAND's direction at SERENA with Steven Smith or a person mutually agreeable to LELAND and SERENA dedicating at least 80% of his time to the development, support and maintenance of PDSTOOLS. If these conditions are not met, these royalty rates change to 25.2% of U.S. PDSTOOLS cash receipts and 30.6% of Non-U.S. cash receipts.

               4.4.2 In each month, LELAND shall receive an advance against royalties payable pursuant to Section III 4.4.1. The monthly advance shall be in the amount of $6,000.00.

               4.4.3 In the event that LELAND ceases employment with SERENA for reasons other than LELAND's failure or inability to maintain PDSTOOLS for a consecutive 90-day period as described further in Section III 10.1.4 and Section III 10.4, the royalty credit set forth in Section III 4.4.2 shall be discontinued. Upon this occurrence, LELAND shall receive a straight 33% royalty with no minimum royalty as set forth in Section III 4.4.2.

               4.4.4 SERENA agrees to submit to LELAND within 30 days after the end of each calendar quarter a written report of the licenses and invoices, cash receipts, and net amount due LELAND for the preceding calendar quarter. SERENA agrees to pay the net amount due by the time the report is due.

               4.4.5 Unless otherwise specified, all payments due hereunder will be in United States dollars and will be made by check or wire transfer to a bank account specified by LELAND.

               4.4.6 SERENA will pay and reimburse LELAND for all duties, sales and use taxes, other taxes and other charges relating to PDSTOOLS, with the sole exception of taxes on LELAND's income.

               4.4.7 Late payment will incur a late charge of 1.5% interest per month or the highest rate permitted by law.

               4.4.8 SERENA agrees to provide LELAND with the facilities, computers and other resources necessary to accomplish the services described in
Section III 6.0 and 7.0, below.

          4.5  RECORD KEEPING AND AUDITS

               4.5.1 SERENA agrees to make the following records and to keep them for a period of at least 3 years:

                    4.5.1.1 Copies of all reports to LELAND and copies of original agreements, bills and invoices containing the information needed to prepare them.

                    4.5.1.2 Written records of (a) the name, address and telephone number of each customer to whom or to which PDSTOOLS (in permanent, lease, rental or evaluation form) is distributed by or for SERENA; (b) the name of an individual contact if the customer is an organization; and (c) other reports as mutually agreed by SERENA and LELAND.

               4.5.2 LELAND will have the right, at least once per calendar year during the term of this Agreement and for three (3) years thereafter, to have independent certified public accountants reasonably acceptable to SERENA audit all records that this Agreement requires SERENA to make and keep. All audits will be begun upon at least 5 business days prior written notice. LELAND will pay the auditor's fee. All audits will be held in confidence. Any shortfall in royalties will be paid in 5 days.

          4.6 SERENA agrees to use diligent efforts to provide all distributors and licensees with new releases, updates and corrections provided by LELAND according to the mutual agreement of SERENA and LELAND.

     5.0  TERM

          Unless terminated earlier as provided below, this Agreement will continue under the terms and conditions provided in this Agreement.

     6.0  WARRANTY

          6.1 Under the warranty set forth above, LELAND accepts no responsibility for all or any part of PDSTOOLS that has been modified by anyone other than LELAND unless LELAND has reviewed the modifications, has determined that they constitute valid corrections of PDSTOOLS and has approved them in writing. LELAND will in any event be free to use any modifications of PDSTOOLS so approved for LELAND's normal business purposes in all versions of PDSTOOLS, without payment or obligation to SERENA.

          6.2 THE FOREGOING WARRANTIES ARE FOR SERENA'S EXCLUSIVE BENEFIT AND ARE NONTRANSFERABLE. THE FOREGOING WILL BE SERENA'S EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY BY LELAND. LELAND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY

PARTICULAR PURPOSE LELAND DOES NOT PROMISE THAT PDSTOOLS WILL BE ERROR FREE OR WILL OPERATE WITHOUT INTERRUPTION.

     7.0  MAINTENANCE

          LELAND shall have the right to hire a subcontractor for purposes of performing services relating to the timely completion of project development pursuant to this Agreement. The selection, payment of costs, and terms and conditions of work for said subcontractor shall be made according to the mutual agreement of the parties.

     8.0  PROPRIETARY RIGHTS INDEMNIFICATION

          8.1 LELAND will indemnify SERENA against any claim that PDSTOOLS as delivered by LELAND infringes any third party's patent, copyright or trade secret under the laws of the United States of America. This obligation of LELAND shall be subject, however, to the following terms and conditions.

               8.1.1 The obligation will arise only if SERENA gives LELAND prompt notice of the infringement claim and grants LELAND, in writing, exclusive control over its defense and settlement.

               8.1.2 The obligation will cover only the latest release of PDSTOOLS delivered by LELAND, and will not cover any correction, modification or addition made by anyone other than LELAND.

               8.1.3 The obligation will not cover claims that PDSTOOLS infringes any third party's rights as used in combination with any software not supplied by LELAND.

               8.1.4 If an infringement claim is asserted, or if LELAND believes one likely, LELAND will have the right, but no obligation, to procure a license from the person claiming or likely to claim infringement or to modify PDSTOOLS to avoid the claim of infringement.

          8.2 THE FOREGOING IS LELAND'S EXCLUSIVE OBLIGATION WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

     9.0  LELAND'S PROPRIETARY RIGHTS

          9.1 SERENA acknowledges and agrees that LELAND has and will retain all ownership rights in PDSTOOLS, including all patent rights, copyrights, copyright registration, trade secrets, documentation, trademarks, service marks, related goodwill and confidential and proprietary information. SERENA agrees not to attempt to modify, reverse compile, disassemble, or otherwise reverse engineer the object code for PDSTOOLS. SERENA will have no rights in PDSTOOLS except as explicitly, stated in this Agreement.

          9.2 Each party agrees to use reasonable effort, and at least the same care that it uses to protect its own confidential information of like importance, to prevent unauthorized dissemination or disclosure of the other party's confidential information during and after the term of this Agreement.

               9.2.1 Confidential information will include: (a) any source code and programmer's documentation for any of the Software disclosed to SERENA;
(b) non-public financial information concerning either party; (c) either party's research and development, new product, pricing and marketing plans, unless and until publicly announced; and (d) any information designated as confidential in writing at or prior to disclosure.

               9.2.2 This confidentiality obligation will not apply to information that: (a) becomes known to the general public without fault or breach on the part of the receiving party; (b) the disclosing party customarily provides to others without restriction or disclosure; or (c) the receiving party obtains from a third party without breach of any nondisclosure obligation and without restriction on disclosure.

          9.3 LELAND grants to SERENA the right to use the name PDSTOOLS to denote the Software in connection with SERENA's marketing and sublicensing of PDSTOOLS.

          9.4 During the term of this Agreement, SERENA agrees not to develop, publish, or promote for sale other programs which compete with PDSTOOLS. For purposes of this Section, a product shall be deemed to compete if it contains more than 35% of substantially similar functions from a reasonable user's perspective.

          9.5 A copyright notice of the following form will be placed on the initial display in PDSTOOLS:

                -C- 1989-1993 SERENA. All rights reserved. PDSTOOLS-TM-

               LELAND grants SERENA the right to publish copyright notices under SERENA's name in PDSTOOLS displays and PDSTOOLS documentation for the term of this Agreement for marketing purposes only.

          9.6 SERENA agrees to allow LELAND the right to review advertising, promotional materials, and direct mail before SERENA publicizes these items.

          9.7 SERENA agrees that LELAND shall have full and complete control over the development and support of PDSTOOLS.

     10.0 TERMINATION

          10.1 This Agreement will terminate upon the sooner of any of the following:

               10.1.1 On the 30th day after either party gives the other notice of a material breach by the other of any term or condition of this Agreement, unless the breach is cured before that day.

               10.1.2 When LELAND at his discretion gives SERENA notice of termination after SERENA has been for more than 60 days the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, or assignment for the benefit of creditors.

               10.1.3 Upon 30 day notice by LELAND of SERENA's failure reach the annual quota described in Section 4.0.

               10.1.4 Upon 30 day notice by SERENA of LELAND's failure or inability to maintain PDSTOOLS for a consecutive 30-day period.

               10.1.5 Upon 30 day notice by LELAND of SERENA's failure to market or distribute PDSTOOLS for a consecutive 30-day period.

          10.2 After termination by LELAND for breach by SERENA or for any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, or assignment for the benefit of creditors by SERENA, as set forth above, SERENA will have no right to copy, market or distribute PDSTOOLS and will promptly destroy or return to LELAND all copies of PDSTOOLS in its possession or under its control.

          10.3 After termination by LELAND for breach by SERENA or for any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, or assignment for the benefit of creditors by SERENA, as set forth above, users which have been properly licensed before the termination may continue to use PDSTOOLS under the terms of their written sublicense agreement, but all such licenses will inure to LELAND's benefits, and SERENA will execute documents and provide assistance as reasonably requested by LELAND to enable LELAND to enforce them.

          10.4 After termination by SERENA under Section III 10.1.4 relating to the permanent disability or death of LELAND, SERENA shall pay royalties to LELAND or LELAND's heirs in the following amounts:


                          Cash Receipts               Cash Receipts
                         (U.S and Canada)         (Non-U.S. and Canada)
First Year                      25%                           30%
Second Year                     20%                           25%
Third Year                      20%                           20%
Fourth Year                     20%                           15%
Fifth Year                      15%                           10%

                                        -10-

          SERENA shall gain all proprietary rights to PDSTOOLS upon termination under Section III 10.1.4 and for payments to LELAND as defined above in Section III 10.4.

          10.5 After termination, neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement according to these terms and conditions, and termination will not affect any other right or remedy of either party.

          10.6 Payment and indemnification obligations arising prior to termination and the obligations of each party to keep the other's confidential information confidential will remain in force.

     11.0 LIMITATIONS OF LIABILITY

          LELAND WILL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. IN NO EVENT WILL LELAND'S LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED AMOUNTS PAID TO LELAND BY SERENA HEREUNDER THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, LELAND'S NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.

     12.0 SOURCE CODE ESCROW

          The parties agree to execute the Source Code Escrow Agreement which is attached as Exhibit "E." Pursuant to the terms of this Source Code Escrow Agreement, LELAND will deposit a fully documented copy of the source code for PDSTOOLS and of any upgrades with a third-party escrow agent selected by SERENA. SERENA shall pay all fees and charges made by the escrow agent pursuant to this escrow.

     13.0 GENERAL PROVISIONS

          13.1 This Agreement and attached exhibits will be governed by and construed according to the laws of the State of California without regard to principles of conflicts of law.

          13.2 This Agreement may be amended or supplemented only by writing signed on behalf of both parties. No purchase order, invoice or similar document will amend this Agreement even if accepted by the receiving party in writing.

          13.3 WAIVER: A waiver by either party of any of the above terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party.

          13.4 Neither party will have the right to claim damages or to terminate this Agreement as a result of the other's failure or delay in performance due to circumstances beyond its reasonable control, such as labor disputes, strikes, lockouts, shortages of or inability to obtain labor, fuel, raw materials or supplies, war, riot insurrection, epidemic, act of God, or governmental action not the fault of the nonperforming party.

          13.5 If any part of this Agreement is found invalid or unenforceable, it will be enforced to the maximum extent permitted by law, and other parts of this Agreement will remain in force.

          13.6 Either party may have injunctive, preliminary or other equitable relief to remedy any actual or threatened unauthorized disclosure of confidential information or unauthorized use, copying, marketing, distribution or sublicensing of PDSTOOLS.

          13.7 This Agreement and attached exhibits represent the entire agreement between the parties relating to the obligations and duties regarding PDSTOOLS and LELAND's employment agreement at SERENA, and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

          13.8 All notices, reports, requests, or other communications required or permitted hereunder must be in writing. They will be deemed given when: (a) delivered personally; (b) sent by commercial overnight courier with written verification of receipt of; or (c) sent by registered or certified mail, postage paid, in each case to the receiving party's address set forth below or to any other address that the receiving party may have provided for purposes of notice hereunder.

          13.9 In any suit to enforce this Agreement, including arbitration, the prevailing party will have the right to cover its costs and reasonable attorney's fees, including costs, fees and expenses on appeal.

          13.10 SERENA may assign this Agreement to the surviving entity in a merger or consolidation in which SERENA retains a majority interest. Otherwise, neither party may assign any rights or delegate other duties under this Agreement without the other's prior written consent, and any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

A. BRUCE LELAND                         SERENA INTERNATIONAL



By:  /s/  A. Bruce Leland                  By:  /s/   Douglas D. Troxel
   --------------------------------        -------------------------------

A. Bruce Leland                         Douglas D. Troxel, President
1103 Kendal Court                       500 Airport Boulevard, Suite 200
San Jose, CA 95120                      Burlingame, CA 94010

Date: 10/28/93                          Date: 93/10/28
      --------                                --------

                                        -12-